Q4 2025

SHAREHOLDER LETTER **FEBRUARY 26, 2026**

Dear Grindr Shareholders,

2025 was an exceptional year for Grindr. Revenue grew 28% year-over-year to $440M, beating our previously-raised guidance, and we delivered net income of $95M and $196M of Adjusted EBITDA – a level of Adjusted EBITDA profitability that is more than our total revenue just three years ago. We ended 2025 with 160 U.S. employees, representing operating leverage among the highest of any public technology company. I am proud of our team for terraforming Grindr into an AI-native company and delivering excellence, productivity, and world class product innovation.

Strengthening user metrics underpinned the outstanding financial performance.

12.8+B
TAPS SENT GLOBALLY

15.0M
AVERAGE MONTHLY ACTIVE USERS

3.3+B
ALBUMS SHARED GLOBALLY

135+B
CHATS SENT GLOBALLY

67 Min
AVERAGE TIME SPENT ON APP PER DAY

2025


EDG
Powered by gAI
WOODWOR

2025

YEAR IN REVIEW

Our results show how we executed against the four key priorities we set for 2025.
Here's what we achieved:

Rapidly shipping products

Deliver awesome user experiences and continue elevating Grindr into a world-class app

Throughout 2025, we continued expanding the product surface area of the core app in ways that deepen engagement, clarify intent, and make Grindr meaningfully more useful in our users' daily lives. Grindr serves people in very different moments – for casual connections, dating, travel, and exploration – often all within the same week. Our product launches in 2025 reflected that reality more than ever before.

We scaled Right Now globally, dramatically expanding the total product surface area for all users and creating a new way to satisfy users with that intent.


Mega Boost
For You
A-List

We introduced products like Mega Boost, For You, Chat Summaries, and A-List – helping users drive more inbound attention, cut through noise, reconnect with past connections, and spend less time scrolling and more time connecting.



We began laying the foundation for more global and travel-oriented discovery through early versions of Discover and Explore Heatmap, reflecting the reality that more than a quarter of Grindr users are traveling at any given time.

We enhanced the substantial value of our XTRA and Unlimited subscription tiers through new capabilities and improvements across the app.


Watch to unlock premium features

And, **we expanded Rewarded Video,** giving free users new ways to unlock premium features through ad engagement while increasing ads monetization.

Many of these new products and experiences are powered by our proprietary full-stack generative AI foundation we've dubbed gAI™ (pronounced "gay I"). Rather than a single feature, gAI is a three-layer system made up of models trained on gay culture, a proprietary architecture layer, and an application layer that turns our capabilities into differentiated user experiences. This architecture has enabled us to ship powerful features while continuing to prioritize privacy as a core design principle. We have numerous new feature enhancements on the way that utilize gAI for both free and paying users.

Overall, as a result of our work in 2025 and prior years, the Grindr core app is more personalized and intent-driven than ever. The app now delivers a distinctly higher-quality experience for users who

choose to pay for advanced features. By driving revenue growth through these premium offerings, we are even better positioned to maintain and improve the robustness of the experience for our free users, who are instrumental to the health and vibrancy of the platform. Excellence in the free user experience creates even more value for all users, because a stronger free ecosystem makes Grindr more dynamic, more useful, and more reliable every day – whether someone is paying or not.

In August, we began aligning pricing and packaging with the expanded value of the Grindr product experience that we've been creating since 2022. We tested price increases on XTRA and Unlimited, moving the U.S. baseline monthly price points to $22.99 and $44.99 (from $19.99 and $39.99). These changes will continue to roll out across our global user base in H1'2026, and to date, we've been energized by the results, which reinforce that users recognize and are willing to pay for the step-change in value we have delivered.

2025 PRODUCT HIGHLIGHTS



A-LIST — Smart lists that surface **meaningful past connections,** helping users rediscover and reconnect with people they've previously interacted with.



CHAT SUMMARIES — AI-powered summaries that help users **quickly catch up on conversations,** making it easier to re-engage and keep chats moving without losing context.



FOR YOU — **Personalized recommendations** that adapt to user preferences and behavior, improving the quality and relevance of profiles shown over time.


YOU

DISCOVER — A new way to **explore profiles beyond immediate proximity,** allowing users to browse and connect with people based on shared interests and intent.



EXPLORE HEATMAPS — A visual tool that highlights active neighborhoods and hotspots, **helping users discover where the gayborhood is most alive**—at home or while traveling.


RIGHT NOW

RIGHT NOW — Expanded the availability of Right Now, now live in more than **200 cities worldwide**, with a new **Maps view** available in over **15 global cities** to help users connect more quickly with others looking to meet in the moment.



TAKEN ON GRINDR — An in-app photo verification feature that h**elps users confirm the authenticity of profile images** while supporting privacy and discretion.


3 hidden profiles
Manage

PROFILE HIDE — A new control that **allows users to discreetly remove profiles from each other's view**, giving users greater control over who they see and who sees them.



ECOSYSTEM HEALTH + SAFETY & PRIVACY — A centralized hub that makes it easier for users to **manage privacy settings, ad preferences, and access safety and privacy resources.**

Executing our vision for the Gayborhood

Launch our first expansion initiative

In 2025, we launched Woodwork as the first step in building the global Gayborhood – grounded in the insight that Grindr's long-standing, trusted relationship with millions of users creates opportunity to build products and services for these users outside the core app, including in areas such as Health & Wellness. Over the last year, Woodwork went from zero to one, serving thousands of patients. We started with ED medications, have added new treatment programs, and see significant opportunity in adding others in the future. While it is ten months old and ready for more scale, Woodwork, as the anchor to our health offering, will continue to operate in startup mode – prioritizing learning and iteration over short-term optimization – and, therefore, we are not yet sharing detailed metrics. Our learnings about how users think about personal health make it clear that there is a significant opportunity in Health & Wellness beyond performance medication, which we are continuing to explore this year.


WOODWORK
is now available
BETTER SEX
STARTS HERE
ERECTION MEDS BY Grindr
Get erection meds

In 2025 we incubated a second Gayborhood expansion business, an independent startup in which Grindr holds a significant but non-controlling stake that's developed a promising consumer-facing GenAI product.

Woodwork and this second initiative mark tangible steps in expanding the gayborhood beyond the core app. Concurrently, we are also developing another expansion offering in the luxury lifestyle space. As with any startup built from scratch, it will take time for us to see these businesses realize returns, but over the long-term, they can become large new engines for our growth as a company.

Strengthening Grindr's global brand

Cement Grindr at the center of gay culture; become a beloved brand

Over the past two years, we have been deliberate about elevating Grindr's brand. As we premiumize some experiences and expand into new Gayborhood products – all while maintaining and nurturing the core experience that makes Grindr Grindr – it's increasingly important that users, partners, and advertisers value the experiences we create and trust the role we play in their lives. In 2025, we accelerated that progress by cementing the Global Gayborhood in Your Pocket messaging and demonstrating that Grindr doesn't just participate in culture, but shapes it. From the "I Wool Survive" Rainbow Wool fashion show to Christina Aguilera's in-app "bloop" takeover at Portola, we created cultural moments that resonated with users and non-users alike and reinforced Grindr's place at the center of gay culture.

In December, we released Grindr Unwrapped: our annual Year in Review, highlighting the moments, connections, and cultural touchpoints that defined the year — both on Grindr and across the broader community. Beloved by users, Unwrapped reached millions globally and reinforced Grindr's role as more than a product people use. It is a cultural platform that reflects and shapes the lived experiences of the global gayborhood.

Taken together, these efforts represent a real shift from the past. For a long time, Grindr succeeded despite brand debt and without focused marketing. **Today, our marketing reinforces our product and strategy and drives measurable gains in brand affinity, adoption, and monetization, while laying the groundwork for even more ambitious, iconic moments and partnerships ahead as we continue to scale.**


The New York Times
A Farmer, a Designer and a Dating App Unite to Save Some Gay Sheep

RAINBOW WOOL
NEW YORK TIMES ARTICLE


Come. On. Over.
We're giving Xtina the keys to the Grindr bloop

CHRISTINA AGUILERA
IN-APP ADVERTISEMENT


Grindr Unwrapped
The internet is fast, but the gay internet is faster.

2025 GRINDR
UNWRAPPED WEBSITE


NEW
Grindr Presents
HOST or TRAVEL
Daddy Lessons

GRINDR PRESENTS: HOST
OR TRAVEL & DADDY LESSONS

Increasing talent density

Continue building a high-performing team to drive our ambitious plans

Grindr continues to mature rapidly as an organization. Roughly 85-90% of our team has joined since late 2022, bringing fresh energy, stronger capabilities, and new ways of working. In 2025 we stayed focused on raising talent density and reinforcing a high-performance culture — with an emphasis on clarity, accountability, and speed.

Nowhere is that more evident than in engineering, where we are at the very forefront of companies in terraforming ourselves into an AI-native organization in which we expect virtually all code will be produced by AI. By Q4, AI agents were already writing 60 to 70 percent of Grindr's new code, and nearly every engineer was using at least one coding synthetic as a continuous partner in the acceleration of their work. Overall, we are already seeing a roughly 1.5x[1] improvement in productivity, allowing us to ship faster and with higher quality. This productivity is contributing to our strong operating leverage. In 2025, we generated roughly $440 million in revenue with approximately 160 U.S. employees, roughly $2.7 million per employee – which we believe is among the highest in technology, validating our efforts to build a highly productive, performance-driven culture.

[1]Per internal engineering reporting.

2026

RAISING THE BASELINE

2025 proved we can execute at a high level. We shipped meaningful product, accelerated our AI capabilities, expanded beyond the core app, and continued to deliver exceptional financial results.

In 2026, the focus isn't on slowing down. It's raising the baseline.

We are choosing to reinvest more because this is the moment to strengthen the foundations – so we can keep shipping faster, at higher quality, and at global scale for years to come. The cadence of these investments will be lumpy quarter to quarter but overall does not change our confidence in the long-term trajectory we outlined at our 2024 Investor Day. The work we are doing now positions us to deliver on that plan, and we remain confident in our ability to sustain our strong growth profile over the next several years.

We are making deliberate investment in foundations and upside, by:

- Modernizing our core architecture to reduce defects and unlock even higher velocity with AI;
- Driving durable core growth;
- Building out the team while staying lean; and,
- Strengthening our ecosystem health so engagement and monetization can continue to grow without degrading the user experience, including safety and privacy.

We are concentrating on four priorities in 2026:

First, premium AI experiences.

Grindr's model has always been built around a large and highly engaged free user base, with a smaller percentage choosing to pay for enhanced access and capabilities, making premium offerings the most efficient way to drive revenue growth. We continue to see opportunity to drive paying user growth, especially internationally, over time, but will be prioritizing premium offerings this year.

Our new offering, Edge, brings together all of our AI-native products into a differentiated premium tier – a reimagined experience designed for power users who want the most advanced version of Grindr that today's technology allows us to build. Early testing showed very strong engagement, including meaningful interest beyond our existing subscriber base from free users. The early signals have reinforced our view that Edge expands willingness to pay rather than simply reshuffling tiers because of its value to users. We are testing a range of price points and expect experimentation to continue through the first half of 2026. With Edge and related initiatives, our objective is to build a cohesive premium stack – from entry tier to top tier – that increases monetization while strengthening the core experience for everyone.

Second, durable core growth.

Grindr's scale comes from daily utility. We will continue improving onboarding, translation, and localization; unlocking growth internationally and improving the quality of the user experience in lower-density markets; and sharpening personalization and intent clarity across the app through AI.

Along the way, the core cascade, chat, and discovery surfaces must continue to improve for all users. Starting in Q4'25 through H1'27, we anticipate investing significantly in the technical foundations of the product to support that high standard over the long-term. This includes dedicating meaningful engineering resources to rewriting key parts of the codebase to systematically reduce long-standing bugs, and making the code more manageable for deployment of additional AI synthetics.

We've already seen strong progress here. For example, in Q4 we rewrote the core for the foundation cascade functionality on iOS, reducing lines of code by 80%, dramatically simplifying the architecture and reducing the possibility of bugs in the future. Over the next 18 months, in revamping the codebase and embedding AI more deeply into our development workflows, we are making the product faster to improve, more reliable for users, and far more extensible for what we want to build next.

Third, operational rigor – Grindr Mode.

In 2026, we are operationalizing what we call **"Grindr Mode":** clearer ownership, higher productivity, faster decision-making, and greater leverage for our management layer. Over the years, we have proven that our team can deliver exceptional results under pressure. This year, we are formalizing the systems that make that level of performance consistent and measurable: This includes embedding AI into everyday workflows across functions. Our goal, as an organization, is to get so good at AI that we no longer need to talk about it as a separate priority. Through Grindr Mode, we are unlocking the next stage of performance-driven culture.

Fourth, strengthening our strategic ecosystem.

That same approach applies to growth beyond core subscriptions. We are continuing our work in Gayborhood expansion initiatives deliberately, leading with our previously-discussed initiatives in health and stealth. In parallel, we are focused on strengthening our ads platform alongside subscriptions, with increased focus on direct advertising and brand partnerships. And we remain focused on a small number of additional bets outside the core that can become meaningful. These investments aren't just about delivering incremental returns, they reinforce the core product and compound the overall strength of the business and our position as the destination for gay men to meet and connect.

Taken together, our priority remains **building a durable, scalable company that compounds product strength, cultural relevance, and financial performance** over time.

DURABLE FOUNDATIONS, CLEAR DIRECTION

2025 was a year of both execution and learning. We delivered strong financial and product results on a more ambitious plan, and exited the year with clarity on how we will drive Grindr's next phase of growth. The progress we made keeps us firmly aligned with the strategy we outlined at our 2024 Investor Day and strengthens our confidence in the durability of that trajectory.

In 2025, we expanded the product surface area of the core app, deepened our AI-native capabilities, tested pricing and packaging changes, and launched our first Gayborhood expansion initiatives. Those efforts were not isolated wins – they strengthened the foundation of the business. Grindr today is a stronger company – culturally, operationally, and financially – than it was a year ago.

We enter 2026 with a clearer sense of sequence, sharper priorities, and stronger operating discipline. Looking ahead, our focus is straightforward: concentrate resources on high-impact opportunities, continue strengthening our technical and data foundations, raise talent density, and deliver differentiated premium experiences to users at global scale.

To the Grindr team: Thank you for the discipline and resilience you brought to an ambitious year.

Our focus as a management team is clear: to execute against a strategy that creates significant long-term shareholder value by building exceptional experiences for our users while driving sustained growth in revenue and profitability. At both the management and Board level, we are focused on demonstrating that commitment through our actions and to continue earning your long-term trust and support. That commitment is reflected in the $400 million increase and three-year extension to our share repurchase program that we announced today.



George Arison
Chief Executive Officer

Q4 & FY 2025 Financial & Operating Performance

2025 demonstrated the strength and flexibility of Grindr's business model as we continued to scale across multiple growth levers. During the year, we made progress across core product improvements, pricing and premium services, AI-driven innovation, and our expanding advertising business, while also launching our first Gayborhood initiative and investing in future opportunities. We delivered strong revenue growth and cash flows, underscoring our ability to create increasing value through a more diversified and durable set of growth opportunities.

Total revenue for the year increased by 28% year-over-year to $440 million, with net income of $95M and net income margin of 22%, and Adjusted EBITDA of $196 million, a 44% Adjusted EBITDA margin. Revenue growth was driven primarily by continued improvements to the product experience throughout the year as we expanded the quantity and quality of products and features available across the core app, in turn, increasing the value users derive from Grindr. As we delivered that step-change in value, we began thoughtfully aligning pricing and packaging across XTRA and Unlimited in 2025. Additionally, we saw continued strength in our advertising business in 2025, with 37% advertising revenue growth.

FY 2025 Operational Highlights

Average MAU	Average Paying Users	ARPPU
15.0M	1.26M	$24.25
+5% Year-Over-Year Growth	+17% Year-Over-Year Growth	+8% Year-Over-Year Growth

As we have previously highlighted, beginning in Q2 2025 we took accelerated actions to remove unwanted accounts that we believed were harming the health of our ecosystem. With the year now complete, our analysis suggests our ecosystem health efforts resulted in the net removal of approximately 350,000 accounts that would have otherwise been accounted for in our MAU (primarily unwanted "bad actors," but some "good actor" MAU as well). Had those accounts been removed before last year, 2025 actual MAU would have grown by approximately 6.1% year over year, compared to the reported 5.2%. We report our MAU on an average basis, but are providing this additional data on an actual basis to help quantify the impact.

While Average MAU remains one indicator of platform health, it is not a primary metric by which we manage the business. As discussed previously, beginning in 2026 we have shifted to disclosing Average MAU on an annual basis to better reflect how we monitor long-term user trends and engagement, consistent with many public consumer internet peers.

Revenue

Q4 2025 total revenue was $126 million, up 29% year-over-year compared to $98 million in Q4 2024. Direct revenue grew 29% to $103 million compared to $80 million in the prior-year-period, while indirect revenue increased 28% to $23 million compared to $18 million in Q4 2024. This growth came despite a challenging comparison to Q4 2024, which benefited from a large one-time advertising brand campaign. Advertising growth in Q4 2025 was driven primarily by strong programmatic performance, reflecting continued demand from our third-party advertising partners and international strength.


Revenue
$ in millions
+29%
+28%
$98M
$18M
Indirect
$80M
Direct
$126M
$23M
Indirect
$103
Direct
$345M
$54M
Indirect
$291M
Direct
$440M
$74M
Indirect
$366
Direct
Q4 '24
Q4 '25
FY '24
FY '25

*The graphs presented above are for illustrative purposes and are not to scale.

For the full year, direct revenue grew 26% year-over-year to $366 million, compared to $291 million for FY 2024, driven by improved conversion as we rolled out additional products and feature innovations, began testing pricing changes in order to ensure that users are paying for new value we've created for them over the last several years, and continued to refine our merchandising and paywall optimizations across subscription and add-on offerings. Indirect revenue grew 37% year-over-year to $74 million compared to $54 in FY 2024, supported by increased scale in programmatic advertising and international growth.

Operating Income

Operating income for the quarter was $31 million, or 25% of revenue, compared to $20 million, or 21% of revenue, in Q4 2024. Operating expenses, excluding cost of revenue, were $63 million in Q4 2025. As a percentage of revenue, operating expenses declined to 50% compared to 54% in the prior year, with the improvement primarily driven by lower people-related costs as a percentage of revenue compared to the prior year. A portion of this improvement relates to timing of new hires originally planned for the fourth quarter that we now expect to complete in 2026.


Operating Income
$ in millions
$20M
21%
Margin
$31M
25%
Margin
$93M
27%
Margin
$126M
29%
Margin
Q4 '24
Q4 '25
FY '24
FY '25

*The graphs presented above are for illustrative purposes and are not to scale.

For the full year, operating income for 2025 was $126 million, expanding to 29% of revenue, compared to $93 million, or 27% of revenue, in 2024. Operating expenses, excluding cost of revenue, totaled $201 million, up from $164 million in 2024. As a percentage of revenue, operating expenses, excluding costs of revenue, declined to 46%, from 48% in the prior year, primarily reflecting lower amortization of acquired intangible assets in 2025, with lower people-related costs as a percentage of revenue representing a smaller contribution.

Net Income

Net income for the fourth quarter of 2025 was $20 million, compared to a net loss of $124 million in Q4 2024. As a reminder, the net loss in Q4 2024 was primarily driven by a $139 million non-cash loss from the change in fair value of our warrant liability.

For the full year 2025, net income was $95 million, compared to a net loss of $131 million in 2024, reflecting a $185 million non-cash loss from the change in fair value of our warrant liability in 2024

Adjusted EBITDA

Adjusted EBITDA for Q4 2025 was $55 million, representing a 44% margin, compared to $39 million, or a 40% margin, in Q4 2024. The year-over-year increase reflected continued strength across our subscription offerings, meaningful growth in advertising revenue during the quarter, and the timing of growth investments that will now come in 2026.

For the full year, Adjusted EBITDA was $196 million, representing a 44% margin, compared to $147 million, or a 43% margin, in 2024. This increase was driven by strong revenue performance across both app-based and advertising revenue. Increased adoption of subscription and add-on offerings – supported by new product launches, feature enhancements, and initial pricing tests – contributed to higher monetization and margin expansion during the year.


Adjusted EBITDA
$ in millions
$39M
40% Margin
$55M
44% Margin
$147M
43% Margin
$196M
44% Margin
Q4 '24
Q4 '25
FY '24
FY '25
*The graphs presented above are for illustrative purposes and are not to scale.

Share Repurchase Program

Today we announced a three-year, $400 million expansion of our share repurchase authorization, and extended the program to March 2029. This step reinforces our conviction in the strategy – and our optimism about what's ahead for Grindr. In 2025 we repurchased 25.1 million shares against the original $500 million authorization for approximately $450 million. The balance of approximately $50 million will roll into the increased and extended program announced today, giving us total repurchase availability of up to $450 million.

When we launched the initial two-year, $500 million authorization a year ago, a key objective was to offset the dilution we expected from the cash exercise of Grindr post-de-SPAC warrants. We moved through most of that authorization quickly, clearing the warrant overhang, eliminating nearly all of the associated dilution, and doing so without increasing our aggregate debt.

This expanded authorization gives us flexibility to buy shares when appropriate, and in doing so, return capital to shareholders. Going forward, we expect our pace to be materially more measured. And because the business continues to execute at a high level – with strong cash generation and real durability – we can return substantial capital to shareholders and keep investing aggressively in the long-term roadmap that will compound growth and profitability over time.

Guidance

Looking ahead to 2026, our initial guidance includes expected revenue of greater than $528 million and Adjusted EBITDA of greater than $217 million. As a reminder, we set our initial guidance based on what we see today. Therefore, our early revenue view is shaped by continued growth in the core app driven by the increased value we have added to our subscription tiers, as well as growth in advertising revenue. It largely excludes potential revenue contributions from initiatives in testing and iteration stages, such as our Edge premium offering and Woodwork. Our outlook also reflects our decision to thoughtfully unwind certain paywall dynamics and ad triggers based on user feedback, as newer products and feature enhancements increasingly strengthen the value proposition of XTRA and Unlimited tiers and support their continued growth. Our Adjusted EBITDA view reflects our plans to continue scaling the business while leaning more deliberately into investment, both in core app foundations and in long-term growth initiatives such as the Gayborhood. This includes incremental hiring that is planned for the middle part of 2026, as well as continued investment to deliver on planned premium experiences and expansion initiatives.

While we do not provide guidance on a quarterly basis, we currently expect our revenue growth rate and Adjusted EBITDA margin in Q1 to pace well ahead of our annual results, reflecting early year revenue momentum and the timing of our planned 2026 investments, respectively. As noted in the past, we do not manage our business for quarter-to-quarter performance, but for long-term, durable and sustainable growth and profitability.

Per our usual practice, we will review and update our guidance as needed each quarter as the year unfolds and we progress on growth investments and our product roadmap.

2026 Guidance	
Greater Than **$528M** **REVENUE**	Greater Than **$217M** **ADJUSTED EBITDA**

FY 2025 Performance Metrics

	2024	2025
Average Paying Users	1.1M	1.3M
Average Paying User Penetration	7.6%	8.4%
Average MAU	14.2M	15.0M
ARPPU	$22.53	$24.25

Conference Call

Grindr will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), February 26, 2026. The live audio webcast, along with the press release, will be accessible at https://investors.grindr.com/. A recording of the webcast will also be available on our website following the conference call.

Adjusted EBITDA

(in thousands)

($ in thousands)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Reconciliation of net income (loss) to Adjusted EBITDA				
Net income (loss)	$ 20,260	$ (123,852)	$ 94,751	$ (131,001)
Interest expense, net	5,536	5,362	17,643	25,616
Income tax provision	5,572	(527)	23,862	12,711
Depreciation and amortization	1,053	4,315	8,860	16,910
Litigation-related costs [(1)]	(295)	(289)	1,464	1,190
Transaction-related costs [(2)]	1,597	—	1,597	—
Stock-based compensation expense	21,025	14,630	54,520	37,272
Employee transition costs [(3)]	178	—	2,856	58
Change in fair value of warrant liability [(4)]	—	138,978	(9,905)	184,557
Adjusted EBITDA	$ 54,926	$ 38,617	$ 195,648	$ 147,313
Revenue	$ 125,974	$ 97,621	$ 439,898	$ 344,636
Net income (loss) margin	16.1 %	(126.9)%	21.5 %	(38.0)%
Adjusted EBITDA Margin	43.6 %	39.6 %	44.5 %	42.7 %

(1) Litigation-related costs that are unrelated to our core ongoing business operations primarily represent external legal fees associated with outstanding litigation or regulatory matters outside of the ordinary course, such as fees incurred in connection with the potential Norwegian Data Protection Authority fine and CWA unionization.

(2) Transaction-related costs consist of legal, consulting, and other professional fees related to potential transactions.

(3) Non-recurring employee transition costs relate to cost associated with the transition of our former Chief Financial Officer, including professional services, legal fees, executive recruiting costs, severance arrangements, and other related costs; and severance incurred for employees who elected not to relocate or participate in our RTO Plan and other severance arrangements.

(4) Change in fair value of warrant liability relates to the warrants that were remeasured upon exercise or redemption. In February 2025, we completed the redemption of all outstanding warrants.

Free Cash Flow

(in thousands)

($ in thousands)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Reconciliation of net cash provided by operating activities to free cash flow				
Net cash provided by operating activities	$ 24,758	$ 29,533	$ 141,518	$ 94,957
Less:				
Capitalized development software costs and purchases of property and equipment	(2,902)	(1,258)	(8,616)	(5,345)
Free cash flow	$ 21,856	$ 28,275	$ 132,902	$ 89,612
Operating cash flow conversion	122.2 %	(23.8)%	149.4 %	(72.5)%
Free cash flow conversion	39.8 %	73.2 %	67.9 %	60.8 %

Unaudited Consolidated Balance Sheets

(in thousands, except for share data)

	December 31, 2025	December 31, 2024
Assets		
Current Assets		
Cash and cash equivalents	$ 87,045	$ 59,152
Accounts receivable, net of allowances of $15 and $39 at December 31, 2025 and December 31, 2024, respectively	67,946	49,599
Prepaid expenses	5,104	2,747
Deferred charges	4,669	3,807
Other current assets	1,274	1,679
Total current assets	166,038	116,984
Restricted cash	605	605
Property and equipment, net	1,152	1,667
Capitalized software development costs, net	12,993	8,750
Intangible assets, net	65,844	69,872
Goodwill	275,703	275,703
Deferred tax asset	—	1,242
Right-of-use assets	4,723	3,053
Other assets	3,973	1,214
Total assets	$ 531,031	$ 479,090
Liabilities and Stockholders' Equity (Deficit)		
Current liabilities		
Accounts payable	$ 1,672	$ 3,261
Accrued expenses and other current liabilities	38,966	29,578
Current maturities of long-term debt, net	20,000	15,000
Deferred revenue	24,285	19,970
Total current liabilities	84,923	67,809
Long-term debt, net	375,859	275,580
Warrant liability	—	252,178
Lease liability	2,574	963
Deferred tax liability	1,391	—
Other non-current liabilities	19,278	14,130
Total liabilities	$ 484,025	$ 610,660
Stockholders' Equity (Deficit)		
Preferred stock, par value $0.0001; 100,000,000 shares authorized; none issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, par value $0.0001; 1,000,000,000 shares authorized; 185,034,502 and 177,193,667 shares outstanding; 185,034,502 and 178,567,403 shares issued at December 31, 2025 and December 31, 2024, respectively	18	18
Treasury stock	—	(14,295)
Additional paid-in capital	144,049	74,519
Accumulated deficit	(97,061)	(191,812)
Total stockholders' equity (deficit)	$ 47,006	$ (131,570)
Total liabilities and stockholders' equity (deficit)	$ 531,031	$ 479,090

Unaudited Consolidated Statements of Operations

(in thousands)

	Three months Ended December 31,		Year Ended December 31,	
	2025	2024	2025	2024
Revenue	$ 125,974	$ 97,621	$ 439,898	$ 344,636
Operating costs and expenses				
Cost of revenue (exclusive of depreciation and amortization shown separately below)	31,690	24,045	112,559	87,579
Selling, general and administrative expense	47,310	38,355	143,263	114,742
Product development expense	14,612	10,506	48,928	32,807
Depreciation and amortization	1,053	4,315	8,860	16,910
Total operating expenses	94,665	77,221	313,610	252,038
Income from operations	31,309	20,400	126,288	92,598
Other income (expense)				
Interest expense, net	(5,536)	(5,362)	(17,643)	(25,616)
Other income (expense), net	59	(439)	63	(715)
Gain (loss) in fair value of warrant liability	—	(138,978)	9,905	(184,557)
Total other expense, net	(5,477)	(144,779)	(7,675)	(210,888)
Net income (loss) before income tax	25,832	(124,379)	118,613	(118,290)
Income tax (benefit) provision	5,572	(527)	23,862	12,711
Net income (loss)	$ 20,260	$ (123,852)	$ 94,751	$ (131,001)

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,	
	2025	2024
Operating activities		
Net income (loss)	$ 94,751	$ (131,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Stock-based compensation	54,520	37,272
(Gain) loss in fair value of warrant liability	(9,905)	184,557
Amortization of debt discount and issuance costs	914	909
Depreciation and amortization	8,860	16,910
Provision for expected credit losses	(24)	(718)
Deferred income taxes	2,633	(5,907)
Non-cash lease expense	2,988	1,780
Changes in operating assets and liabilities:		
Accounts receivable	(18,323)	(14,975)
Prepaid expenses and deferred charges	(3,219)	1,271
Other current assets	405	734
Other assets	(241)	(296)
Accounts payable	(1,877)	(461)
Accrued expenses and other current liabilities	9,150	6,831
Deferred revenue	4,315	789
Lease liability	(3,262)	(2,749)
Other liabilities	(167)	11
Net cash provided by operating activities	141,518	94,957
Investing activities		
Purchases of property and equipment	(746)	(945)
Additions to capitalized software development costs	(7,870)	(4,400)
Net cash used in investing activities	$ (8,616)	$ (5,345)

Unaudited Consolidated Statements of Cash Flows (continued)

(in thousands)

	Year Ended December 31, 2025	Year Ended December 31, 2024
Financing activities		
Proceeds from the exercise of stock options	$ 1,722	$ 4,022
Proceeds from the exercise of warrants	314,124	1
Payment for redemption of warrants	(58)	—
Proceeds from issuance of debt	415,000	—
Principal payments on debt	(308,600)	(50,800)
Payment of debt issuance costs	(2,877)	—
Payment for the purchase of equity instruments	(50,000)	—
Withholding taxes paid on stock-based compensation	(23,814)	(12,076)
Repurchases of common stock under the stock repurchase program	(450,506)	—
Net cash used in financing activities	(105,009)	(58,853)
Net increase in cash, cash equivalents and restricted cash	27,893	30,759
Cash, cash equivalents and restricted cash, beginning of the period	59,757	28,998
Cash, cash equivalents and restricted cash, end of the period	$ 87,650	$ 59,757
Reconciliation of cash, cash equivalents and restricted cash		
Cash and cash equivalents	$ 87,045	$ 59,152
Restricted cash	605	605
Cash, cash equivalents and restricted cash	$ 87,650	$ 59,757
Supplemental disclosure of cash flow information:		
Cash interest paid	$ 20,107	$ 25,992
Income taxes paid	$ 21,105	$ 17,433
Supplemental disclosure of non-cash investing activities:		
Capitalized software development costs accrued but not paid	$ 576	$ 232
Supplemental disclosure of non-cash financing activities:		
Withholding taxes on stock-based compensation accrued but not paid	$ —	$ 64
Issuance of common stock for the settlement of certain market condition liability-classified equity awards	$ 9,163	$ 4,203
Issuance of common stock for the settlement of KPI Awards	$ 3,609	$ 2,350
Issuance of common stock for the cashless exercise of warrants	$ 63,029	$ —
Issuance of common stock for the exercise of warrants	$ 179,186	$ —

Forward Looking Statements

This letter contains "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 regarding Grindr's current views with respect to our industry, operations, and future business plans, expectations and performance. These forward-looking statements can generally be identified by the use of forward-looking terminology, such as "anticipates," "approximately," "believes," "continues," "could," "estimates," "expects," "goal," "intends," "may," "outlook," "plans," "potential," "predicts," "projects," "seeks," "should," "will" or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements include, among others, statements regarding our annual revenue and Adjusted EBITDA guidance for 2026; expectations regarding product launches and gayborhood expansion; plans for development of new products and features, including AI-driven features; expectations around pricing and packaging; our efforts to maintain and improve operational efficiency; and statements regarding our anticipated investments. Forward-looking statements, including guidance related to revenue and adjusted EBITDA are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from our expectations discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to retain existing users and add new users; (ii) market perception of our brand; (iii) the impact of the legal environment and complexities with legal and regulatory compliance related to such environment, including maintaining compliance with privacy, data protection, consumer protection, and online safety laws and regulations as well as laws that may apply to any products or services we have introduced and may introduce in the future, including in the health and wellness sector; (iv) our ability to address privacy concerns and protect systems and infrastructure from cyber-attacks and prevent unauthorized data access; (v) our ability to identify and consummate strategic transactions including strategic partnerships, acquisitions, or investments in complementary products, services, or technologies, including outside of our core product; and our ability to realize the intended benefit of such transactions; (vi) our success in retaining or recruiting directors, officers, key employees, or other key personnel, and our success in managing any changes in such roles; (vii) our ability to respond to general economic conditions; (viii) competition in the dating and social networking products and services industry; (ix) our ability to adapt to changes in technology and user preferences in a timely and cost-effective manner; (x) our ability to successfully develop and adopt AI and machine learning technologies, and processes – including generative AI – in our daily operations, including by deploying generative AI and ML in our products and services; (xi) our dependence on the integrity of third-party systems and infrastructure; (xii) our ability to protect our intellectual property rights from unauthorized use by third parties; (xiii) whether the concentration of our stock ownership and voting power limits our stockholders' ability to influence corporate matters; (xiv) the impact of resales of significant volumes of our securities by any of our directors significant stockholders, including pursuant to one or more margin calls on such stockholders' loans, on the volatility of our stock price; (xv) the timing, price and quantity of repurchases of shares of our common stock under our repurchase program,

and our ability to fund any such repurchases; (xvi) the effects of macroeconomic and geopolitical events on our business, such as health epidemics, pandemics, natural disasters, the impacts of changing tariff policies and trade tensions, and wars or other regional conflicts. The foregoing list of factors is not exhaustive; and (xvii) the impact of anti-LGBTQ policies and actions by governments and non-state actors around the world, including to block or otherwise restrict access to our app in their countries.

Further information on these and additional risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release are included in the section titled "Risk Factors" included under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2024, in annual reports on Form 10-K we file thereafter, and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements. Except as required by law, Grindr assumes no obligation, and does not intend, to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise...

Non-GAAP Financial Measures

GGrindr uses Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow conversion which are non-GAAP measures, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors' overall understanding of Grindr's financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

Adjusted EBITDA adjusts for the impact of items that Grindr does not consider indicative of the operational performance of its business. Grindr defines Adjusted EBITDA as net income (loss) excluding income tax provision; interest expense, net; depreciation and amortization; stock-based compensation expense; change in fair value of warrant liability; and employee transition costs, litigation-related costs, transaction-related costs, management fees and other items, in each case, that are unrelated to our core ongoing business operations. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period.

Free cash flow is an indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after capitalized software development costs, and purchases of property and equipment, that can be used to repay debt obligations and/or for strategic initiatives. Grindr defines free cash flow as net cash provided by operating activities, less capitalized software development costs, and purchases of property and equipment. Free cash flow conversion is calculated by dividing free cash flow for a period by Adjusted EBITDA for the same period. Free cash flow and free cash flow conversion do not represent our residual cash flow available for discretionary purposes and do not reflect our future contractual commitments.

Grindr excludes the above items as some are non-cash in nature, and others may not be representative of normal operating results. While Grindr believes that Adjusted EBITDA, Adjusted EBITDA Margin, free cash flow, and free cash flow conversion are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with U.S. GAAP.

A reconciliation of Grindr's non-GAAP financial measures to the most comparable GAAP financial measures for the years ended December 31, 2025 and 2024 are presented above. We are not able to estimate net income (loss) on a forward-looking basis or reconcile the guidance provided for Adjusted EBITDA to net income (loss) on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA. In particular, the measures and effects of our stock-based compensation related to equity grants that are directly impacted by unpredictable fluctuations in our share price. The variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results.

Key Operating Measures

Our key operating measures include Average Paying Users, Average Monthly Active Users (Average MAUs), Average Paying User Penetration, Average Direct Revenue per Average Paying User (ARPPU), and Average Total Revenue Per User (ARPU). We define our key operating measures and how we calculate them in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Operating and Financial Metrics" included under Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2025.

Trademarks

About Grindr

With 15 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your Pocket™, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190+ countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015, Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.